UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2025

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Pennsylvania Avenue, N.W., Suite 450N,		20037
Washington,	DC
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code (202) 872-7700
No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Exchange on which registered
Class A voting common stock	AGM.A	New York Stock Exchange
Class C non-voting common stock	AGM	New York Stock Exchange
5.700% Non-Cumulative Preferred Stock, Series D	AGM.PRD	New York Stock Exchange
5.750% Non-Cumulative Preferred Stock, Series E	AGM.PRE	New York Stock Exchange
5.250% Non-Cumulative Preferred Stock, Series F	AGM.PRF	New York Stock Exchange
4.875% Non-Cumulative Preferred Stock, Series G	AGM.PRG	New York Stock Exchange
6.500% Non-Cumulative Preferred Stock, Series H	AGM.PRH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) Departure of Certain Officers; Appointment of Certain Officers

On December 8, 2025, the Federal Agricultural Mortgage Corporation (“Farmer Mac”) announced that Farmer Mac’s Board of Directors has appointed Matthew M. Pullins (“Mr. Pullins”), age 47, to serve as Farmer Mac’s Executive Vice President – Chief Financial Officer and Treasurer effective December 11, 2025 (“Commencement Date”), at which time Mr. Pullins will replace Farmer Mac’s interim principal financial officer Gregory N. Ramsey (“Mr. Ramsey”) as Farmer Mac’s principal financial officer. Mr. Ramsey will continue to serve as Farmer Mac’s Vice President – Chief Accounting Officer once Mr. Pullins assumes his new role.

There are no arrangements or understandings between Mr. Pullins and any other persons pursuant to which he was selected to serve as Farmer Mac’s Executive Vice President – Chief Financial Officer and Treasurer. There are also no family relationships between Mr. Pullins and any director or executive officer of Farmer Mac. A description of Mr. Pullins’ compensation arrangement with Farmer Mac is set forth under Item 5.02(e) of this report.

Before being appointed as an executive officer of Farmer Mac, Mr. Pullins had been employed by PNC Financial Services Group, Inc. (“PNC”) in various capacities since 2008 – most recently as Senior Vice President, Chief Financial Officer – Capital Markets since 2022. In that role, Mr. Pullins led strategic planning, budgeting, accounting and financial reporting and oversaw financial operations for the Capital Markets business unit and led funding optimization and systems modernization initiatives. In his other roles at PNC, Mr. Pullins served as Chief Financial Officer of PNC’s institutional asset management division and led the regulatory reporting and loan accounting function.

On December 8, 2025, Farmer Mac issued a press release to announce the appointment of Mr. Pullins as the Executive Vice President – Chief Financial Officer and Treasurer of Farmer Mac. A copy of the press release is attached to this report as Exhibit 99. All references to www.farmermac.com in Exhibit 99 are inactive textual references only, and the information contained on Farmer Mac’s website is not incorporated by reference into this report.

(e) Compensatory Arrangements of Certain Officers

As Farmer Mac’s Executive Vice President – Chief Financial Officer and Treasurer, Mr. Pullins’ starting base salary will be $550,000 per year. Mr. Pullins’ short-term incentive compensation for 2025, payable in 2026, will be $275,000 and his target short-term incentive compensation for 2026, payable in 2027, is 50% of base salary.

Mr. Pullins will also be considered for grants of equity-based, long-term incentive compensation in 2026, at the same time that those grants are considered for Farmer Mac’s other executive officers. The target value for those grants to Mr. Pullins will be $450,000 under the methodology prescribed in Farmer Mac’s policy related to grants of equity-based compensation, subject to similar terms and conditions as will apply to similar 2026 annual long-term incentive grants made to the other executive officers of Farmer Mac.

Mr. Pullins will also be granted on the Commencement Date a one-time award of time-vested restricted stock units of Farmer Mac’s Class C non-voting common stock with a target value of $250,000 under the methodology prescribed in Farmer Mac’s policy related to grants of equity-based compensation, which will vest in three equal annual installments on each of December 11, 2026, December 11, 2027 and December 11, 2028, subject to Mr. Pullins’ continued employment at Farmer Mac and the terms and conditions of the award. Mr. Pullins will also receive a one-time, sign-on cash bonus of a gross amount that will result in a net-of-tax payment of $150,000, which will be payable on the next available payroll 30 days following the Commencement Date and subject to a “clawback” of the full gross amount of the bonus if Mr. Pullins’ employment with Farmer Mac ends voluntarily or for cause during his first 12 months of employment. Mr. Pullins will also be eligible to participate in Farmer Mac’s benefit plans and programs, incentive, savings and retirement compensation programs, and other employee benefits generally available to other executive officers of Farmer Mac, including paid parking in the parking garage associated with Farmer Mac’s headquarters building and participation in Farmer Mac’s nonqualified deferred compensation plan and Farmer Mac’s amended and restated executive severance plan.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

99    Press Release dated December 8, 2025

104    Cover Page Inline Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document included as Exhibit 101

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Geraldine I. Hayhurst
Name: Geraldine I. Hayhurst
Title: Executive Vice President – Chief Legal Officer

Dated: December 8, 2025